Exhibit 10.3A

DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made as of January 5th, 2005 by and between Memsic, Inc. (hereinafter,” Memsic”) whose principal place of business is located at 800 Turnpike Street, Suite 202 N. Andover, MA 01845U.S.A., and World Peace Industrial Co., Ltd. (“Distributor”) whose principal place of business is located at 8F, No.76, Sec.1 Cheng Kung Road, Nankang, Taipei, Taiwan, ROC.

AGREEMENT

WHEREAS, Memsic offers for sale a cataloged line of semiconductors, the Products as hereinafter defined; and

WHEREAS, Distributor is willing to stock, sell and promote the sale of Products in the Territory, as hereinafter defined.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, Memsic and Distributor agree as follows:

1.	APPOINTMENT AND ACCEPTANCE

a.	Memsic hereby appoints Distributor as a non-exclusive distributor for the products listed on Appendix “A” (hereinafter, the “Products”) in the Territory defined on Appendix “B” hereto (hereinafter, “the Territory”). Appendices “A” and “B” are attached hereto and made a part of this Agreement. Memsic reserves the exclusive right at any time to change the Products to which this Agreement applies, to itself solicit sales of Products in the Territory, to solicit such sales from any customers or potential customers of Distributor and to appoint or maintain other distributors for Products in the Territory, all without any limitation and in Memsic’s sole discretion.

b.	The parties hereto are independent contractors and neither is an employee, agent, partner or joint venture of the other. Neither party shall have the right to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other party. Distributor acknowledges that it is conducting its business in its own name and for its own account.

2.	SPECIFIC OBLIGATIONS OF DISTRIBUTOR

a.	Distributor shall use its best efforts to develop the Territory, promote and solicit orders for Products therein, and distribute to customers and potential customers in the Territory such advertising, promotional and technical materials for Products as are provided for that purpose by Memsic.

b.	Distributor shall as Distributor shall determine, organize, train as reasonably necessary and maintain a capable sales force sufficient in size and expertise to service existing accounts, develop new accounts and in general to pursue actively all prospective business within the Territory.

c.	Distributor shall respond promptly to customers and potential customers and shall furnish Memsic with monthly sales and inventory reports in such form as Memsic may reasonably require from time to time, and such other information as might be helpful in developing sales in the Territory. The monthly sales report shall include customer identification, location, Products sold including model and serial numbers, quantity, selling price, extended price, and project name and contact name.

d.	Orders solicited for Products by Distributor shall be subject to acceptance of Memsic at its home office in North Andover, Massachusetts. No order shall be binding upon Memsic until and unless it is accepted by written (including facsimile) or e-mail acknowledgement from Memsic.

e.	Distributor agrees to pay all applicable charges for special packing, insurance and freight, excise taxes, and any other charges, taxes and assessments that may be applied specifically as a result of sale of Products to Distributor, excluding any income, corporate and/or business tax payable by Memsic as a result of sale of Products to Distributor. Withholding tax, if any, shall be borne by Memsic and Distributor shall be entitled to deduct the withholding tax payable on any amount payable to Memsic before payment to Memsic, with prior written notification and acceptance by Memsic

f.	Distributor acknowledges receipt of a schedule of Memsic prices and terms of sale as detailed in the Memsic quote form and agrees to solicit orders for Products on the basis of said prices and terms as modified, amended or reissued from time to time by Memsic and communicated to Distributor.

g.	Distributor shall not sell or export nor cause to be sold or exported the Products outside the Territory. Notwithstanding such prohibitions, to the extent that Distributor performs one or more functions of a Sales Representative during the term of this Agreement, Memsic will compensate Distributor for such activity according to its then current Sales Representative Commission policy as summarized in Appendix C attached hereto.

3.	SPECIFIC OBLIGATIONS OF MEMSIC

a.	Memsic shall provide Distributor such other promotional materials as Memsic may, from time to time, prepare and have available for promotion of Products. Memsic will also provide sales leads, if any, in the Territory generated through advertising and trade shows to Distributor.

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b.	Memsic shall provide Distributor with reasonable sales and service support and keep Distributor informed of all specifications for Products and changes therein.

c.	Memsic will use reasonable efforts to deliver ordered Products to Distributor or its customer in accordance with such orders, provided, however, that if Memsic fails to make such delivery, or fails to make the delivery as scheduled for reasons beyond Memsic’s reasonable control, including force majeure, Memsic shall not be liable for any damages by reason of such failure or delay unless Memsic has agreed, in writing, to assume any such liability.

d.	Memsic may enter into, from time to time, cooperative advertising and sales promotion campaigns mutually agreeable to Memsic and Distributor and will bear a portion of the cost of such campaigns.

e.	Memsic shall provide sales engineering support to Distributor, all as Memsic determines is reasonably required, for the purpose of assisting Distributor in its promotion and sales of Products.

4.	PRICES AND TERMS OF SALE OF PRODUCTS

a.	During the Term (as hereinafter defined) of this Agreement, Memsic shall sell Products to Distributor for resale. Sales of Products to Distributor shall be made in accordance with the price list and discount schedule specified in Memsic’s Distributor Price List in effect at the time of the particular order by Distributor.

b.	All purchases by Distributor shall be made F.O.B. (FCA), Memsic’s wholly owned subsidiary in Wuxi, China. Delivery terms applicable to each such purchase shall be as agreed to by the parties at the time such purchase order is placed and acknowledged. Legal title to Products sold hereunder, and risk of loss, shall pass from Memsic to Distributor when such Products are delivered to the common carrier.

Terms of payment are net thirty (30) days, unless otherwise specifically agreed in writing by Memsic. Distributor shall pay in US Dollars by check or money order drawn to the order of Memsic and mailed or delivered to:

Memsic, Inc.

800 Turnpike Street, Suite 202

N. Andover, MA 01845

Scheduled shipments within 30 days are non-cancelable and cannot be rescheduled. Scheduled shipments outside of 30 (thirty) days can be rescheduled once and/or canceled.

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c. PRICE INCREASES. Prior to the effective date of a price increase, DISTRIBUTOR may order Products before the price increase takes effect at the prior (i.e. lower) price. Furthermore, all Products entered by DISTRIBUTOR prior to notification of a price increase are exempt from the increase and will be shipped and invoiced at the price in effect at the time of order placement. Memsic will give Distributor sixty (60) days prior written notice of any variation in price.

d. SHIP FROM STOCK AND DEBIT. In the event that it should become necessary, and on a by exception basis and only with prior written approval from Memsic, DISTRIBUTOR shall be permitted to sell Product to customers on a meet competition basis where DISTRIBUTOR’s current costs are not competitive enough for DISTRIBUTOR to secure the orders. Upon receipt of the approval from the MEMSIC, DISTRIBUTOR shall be entitled to ship from stock a defined quantity and part number(s) to a specific customer at or below DISTRIBUTOR’s cost and issue a debit to the MEMSIC for the difference between DISTRIBUTOR’s current cost of the Product (less any prior credits granted by MEMSIC on such Products) and the approved new cost issued by the MEMSIC multiplied by the quantity of such Product shipped to the specific customer. In order to claim such credit, DISTRIBUTOR shall submit to MEMSIC within thirty (30) calendar days after the sale took place, a debit note in conjunction with DISTRIBUTOR’s monthly POS and Inventory Reports as specified in Paragraph 2(e). Credits will be applied to future purchases of MEMSIC Product or to DISTRIBUTOR’s Accounts receivable with Memsic.

e. PRICE DECREASES. In the event of a price decrease, all orders shipped as of the effective date of the price change shall be billed at the lower price, provided they were ordered at the lower price. MEMSIC shall reimburse Distributor in an amount equal to the price decrease multiplied by the quantity of the effected Products in Distributor’s inventory at the time of the decrease. The Distributor shall have thirty (30) days after the effective date of the price decrease to submit its claim for price credit and to provide MEMSIC with such inventory reports for the issuance of the same. MEMSIC, within thirty (30) days after receiving such claim shall verify its accuracy, and upon such verification, shall issue an appropriate credit to the Distributor’s account. No such credit will be due Distributor if Distributor fails to furnish such inventory reports within said time. In no case will a credit be due the Distributor unless said price decrease was passed on to the customer.

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5.	PRODUCT INVENTORY

a.	Other than orders solicited by Distributor for Memsic, Distributor shall purchase and maintain at its place of business an inventory of Products in sufficient quantity to effectively promote and sell Products in the Territory as Memsic and Distributor may determine.

b.	Distributor shall obtain written approval of Memsic prior to returning any Product inventory to Memsic. The terms of acceptance of returned inventory shall be determined prior to shipment.

c.	ANUAL ROTATION. Within thirty (30) calendar days following each period of twelve (12) consecutive months during the Term, DISTRIBUTOR may return to MEMSIC, for credit, a quantity of Products the value of ten percent (10%) of the net sales dollars invoiced by MEMSIC to DISTRIBUTOR for all Products purchased by DISTRIBUTOR during the previous twelve (12) month period. Credit issued for such returned Products will be based upon the price paid by DISTRIBUTOR, less any prior credits granted by MEMSIC on the returned Product and applied against future purchases of Products from MEMSIC. DISTRIBUTOR may make such returns from one or more stocking location(s). The foregoing return privilege shall be subject to the following conditions:

(i) The Products are returned in merchantable condition;

(ii) Prior to returning any Products, DISTRIBUTOR obtains a Return Material Authorization from MEMSIC.

6.	MODIFICATION, DISCONTINUANCE OF PRODUCTS

a.	Memsic reserves the right to discontinue the manufacture or sale of any model or type of Product and the right to improve or change the design of such Products, and Memsic shall not incur any liability thereby or any obligation to install such improvements in or on Products previously purchased or sold by Distributor. In the event of Product discontinuance, Memsic will make reasonable efforts to assure that outstanding orders for discontinued Products are filled. Memsic shall give Distributor at least ninety (90) days prior written notice of any intended Product discontinuance.

b.	If in Memsic’s reasonable opinion, changes are required in Products so that they meet published specifications for such Products, Memsic shall, if feasible, issue a field change order describing the changes and how they can be made. Memsic shall provide materials and documentation at its expense so that the changes may be made. Memsic shall inform Distributor promptly of any changes in Product specification. Any cost or expense incurred by Distributor in connection with a field change order shall be borne by Memsic.

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7.	DISTRIBUTOR UNIT COST CHANGES

Except as herein specifically provided, Memsic reserves the right to change distributor unit costs for Products. In the event of a price increase, thirty (60) days prior written notice will be given by Memsic to Distributor.

8.	WARRANTY

d.	In connection with any sale of Products made to Distributor hereunder, the warranty period shall be that standard warranty period applicable to such Products in effect at the time of such sale to Distributor plus six months.

b.	MEMSIC MAKES NO REPRESENTATION OR WARRANTY OTHER THAN THOSE SET FORTH IN THIS AGREEMENT. THE WARANTY STATED HEREIN IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR AGAINST INFRINGEMENT, AND SUCH WARRANTY CONSTITUTES THE ONLY WARRANTY MADE BY MEMSIC WITH RESPECT TO THIS AGREEMENT OR PRODUCTS TO BE SUPPLIED HEREBY. MEMSIC SHALL NOT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

c.	It is understood and agreed that Distributor shall not modify or repair Product unless authorized by Memsic to do so under a separate agreement(s).

e.	Memsic hereby warrants that the Products shall be free of defect and shall meet the relevant specifications published by Memsic from time to time.

f.	Memsic warrants that the Products and/or such part thereof shall not infringe on any third party intellectual property rights and shall indemnify and hold Distributor harmless at all times against all actions, proceedings, costs (including legal costs incurred by Distributor in defending such actions, claims or proceedings), claims, expenses, demands, liabilities, losses and damages arising from any infringement of intellectual property rights.

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g.	MEMSIC shall, at its expense, defend Distributor against any claim that Products supplied hereunder infringes any patents, copyright, trade secret, or trademark in the Territory . MEMSIC shall pay all costs, damages and attorney’s fees that a court finally awards as a result of such claim. To qualify for such defense and payment, Distributor must: (a) give MEMSIC prompt written notice of any such claim, and (b) allow MEMSIC to control, and fully cooperate with MEMSIC in, the defense of such claim and all related settlement negotiations. In the event that Distributor bears the cost in cooperating with MEMSIC in the defense of such claim and all related settlement negotiations, MEMSIC shall reimburse to Distributor such cost.

h.	MEMSIC shall indemnify, defend and hold harmless Distributor from and against any liabilities, claims ,demands damages and losses arising out of the death of or injury to any person or damages to any property alleged to have resulted from defect in or malfunction of any Products.

i.	MEMSIC represents and warrants to Distributor that the Products, for a period of one (1) year, will be free from defects in materials and workmanship and will operate in material conformance with MEMSIC’s Documentation. This warranty period begins the date Products are shipped from Memsic to the Distributor. The foregoing warranty does not apply to any Products which have been subject to misuse, including static discharge, neglect, accident or modification or which have been soldered or altered during assembly and are not capable of being tested by MEMSIC under its normal test conditions. MEMSIC’s obligation for Products failing to meet this warranty shall be to replace or repair the nonconforming Product where within the warranty period (i) MEMSIC has received written notice of any nonconformity, and (ii) after MEMSIC’s written authorization to do so, and the nonconforming Product has been returned to MEMSIC, and (iii) MEMSIC has determined that the Product is nonconforming and that such nonconformity is not a result of improper installation, repair or other misuse by the customer. MEMSIC shall bear the cost of freight and insurance to the point of repair ,for return of goods to Distributor. Any replacement Product shall carry only the unexplored term of the warranty.

9.	INVENTORY ADJUSTMENTS

a.	Obsolete Product inventory may be returned to Memsic for credit, as stated below.

b.	A request for authorization to return obsolete product inventory must be submitted to Memsic by Distributor within thirty (30) days after transmittal of notice by Memsic indicating such Product to be obsolete. Product allowance shall be the purchased unit cost for such obsolete Product prior to the aforementioned notice from Memsic indicating such Product to be obsolete.

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(i)	Each return goods request for obsolete Product inventory must be accompanied by an offsetting purchase order for other Product in value at least equal to the total value of obsolete Product inventory to be returned, and replacement Product identified in said purchase order must be scheduled for immediate delivery.

(ii)	All returned (obsolete) Product must be shipped F.O.B. destination, freight prepaid.

c.	All Product returned under this agreement is subject to inspection and approval by Memsic before Memsic will issue credit for such Product. All returned Product must be new, in original packing, and of marketable quality and condition upon receipt and inspection by Memsic. Memsic agrees to inspect returned Product within thirty (30) days of receipt. Product must be within Memsic’s standard warranty terms at the time of receipt by Memsic. All Product not meeting all of the above criteria, or rejected for other reasons, will be returned, freight collect, to Distributor and Memsic shall not issue any credit to Distributor for such Product. All Product returned by Distributor pursuant to the provisions of this Section 9 must be received by Memsic no later than thirty (30) days after Distributor has received the appropriate return authorization number.

10.	PROMOTIONAL MATERIALS

Memsic may furnish sales and advertising materials to Distributor in reasonable quantities as Memsic considers necessary for the promotion of sales of Product. Distributor is expressly prohibited from making any representations concerning Products other than those contained in such promotional materials.

11.	INTELLECTUAL PROPERTY

a.	Distributor acknowledges the property rights of Memsic in, and agrees not to contest the validity of, any and all Memsic patents, copyrights, trademarks, designs, models and methods of presentation relating to Product and will promptly bring to the attention of Memsic any improper or wrongful use thereof, or challenge thereto, or any threatened use or challenge of which Distributor has knowledge. Distributor will promptly inform Memsic of any infringement of any intellectual property right of Memsic, or any application by a third party for the registration of a trademark in any way similar to any Memsic trademark or of any activities as might amount to passing off at law or dilution, as shall come to the attention of Distributor.

b.	Distributor shall do all such things as may be reasonably necessary to assist Memsic in the protection of its intellectual property rights in the Territory, provided, however, that Distributor will not initiate any action on behalf of Memsic, legal or otherwise, or incur any expense on behalf of Memsic, without the prior written consent of Memsic which Memsic may grant or withhold at its sole discretion.

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c.	Memsic and Distributor agree that they will not, anywhere in the world, register the other company’s corporate name or any business name, trade name or trademark, or any name or mark confusingly similar thereto.

d.	Memsic grants Distributor the limited, non-transferable, non-exclusive right to use its trademark, logo and/or brand name for the purposes of reselling, marketing and/or promoting the Products within the territory for the term of this Agreement.

12.	TERM OF AGREEMENT AND TERMINATION

a.	This agreement shall become effective as of the date set forth below and shall be in effect for a period of one (1) year from said date (the “Term”). This Agreement will be renewed automatically unless otherwise notified by either party. After the first year, this Agreement shall be terminable by either party by giving ninety (90) days written notice to the other.

b.	In addition to the termination rights stated above, Memsic, reserves the right to immediately terminate this Agreement upon the occurrence of any of the following events.

(i)	If Distributor became unable to pay its debts as they fall due or any of Distributor’s creditors take legal steps to enforce their rights, including the initiation of insolvency proceedings or taking possession or control of any of Distributor’s assets or business.

(ii)	If Distributor is in breach of any terms of this Agreement and fails to cure such breach to the reasonable satisfaction of Memsic within thirty (30) days of written notice specifying the breach and requesting that it be cured.

(iii)	If Distributor is dissolved or liquidated.

(iv)	If Distributor fails to pay within thirty days of demand any amount owing to Memsic that is overdue and not in dispute.

c.	Upon termination of this Agreement for any reason by either party:

(i)	Neither party shall be liable to pay the other any termination compensation, damages, indemnity, or other amount as a consequence of such termination, whether on account of loss of business, loss of goodwill or unusual expense incurred in connection with the termination.

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(ii)	The right of Distributor to act as Memsic’s distributor shall cease on the effective date of termination of this Agreement and Distributor shall cease using any advertising or promotional material that may have been supplied by Memsic and shall cease using in any way all corporate, trade or business names, or trademarks belonging to Memsic, save that where MEMSIC terminates this Agreement without cause, Distributor may continue to resell the Products for the purposes of fulfilling any order from any third party outstanding as at the effective date of termination for a period of sixty (60) days after termination upon due consultation with MEMSIC.

(iii)	Distributor shall return to Memsic or turn over to a third party, designated by Memsic, all sales materials or other items, furnished or supplied by Memsic to assist or promote the sale of Products.

(iv)	All amounts owed Memsic by Distributor shall become due and payable and all moneys, payments, and credits due Distributor by Memsic shall be offset by all such amounts due Memsic by Distributor.

(v)	Upon expiration of this Agreement, or its termination for reasons other than Distributor’s default or breach of this Agreement, Memsic agrees to fill all of Distributor’s outstanding and confirmed orders that have been accepted by Memsic prior to the effective date of expiration or termination, and Distributor agrees to accept shipment and make payment for any such orders, all in accordance with the terms and conditions of this Agreement, provided, however, that the acceptance of these orders shall not be deemed as a renewal or extension of this Agreement.

(vi)	RETURN OF INVENTORY. In the event MEMSIC terminates this Agreement with or without cause or elects not to renew the same, MEMSIC shall, at Distributor’s request, repurchase from DISTRIBUTOR all unsold Products from DISTRIBUTOR’s inventory at the price paid by DISTRIBUTOR, less any prior credits granted by MEMSIC on such Products within thirty (30) days from the date of termination. MEMSIC shall pay all freight and shipping charges in connection with such repurchases.

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(vii)	In the event DISTRIBUTOR terminates this Agreement with or without cause or elects not to renew same, MEMSIC shall repurchase from DISTRIBUTOR all unsold Products from DISTRIBUTOR’s inventory at the same price as set forth in the paragraph above. DISTRIBUTOR shall pay all freight and shipping charges in connection with such purchases.

(viii)	Notwithstanding the foregoing, MEMSIC shall be required to accept only those Products, which are in good merchantable condition. No termination of this Agreement shall affect any obligation of either party to pay amounts due to the other hereunder and all such payments shall be made when due.

(ix)	Any unused and/or outstanding credit remaining in the account of Memsic for Distributor shall be first set of against any outstanding undisputed amount due from Distributor and the balance, if any, converted into cash. Memsic shall pay to Distributor the cash equivalent of such credit within thirty (30) days from the effective date of termination.

13.	FORCE MAJEURE

Except that the obligation of Distributor to pay monies due to Memsic, hereunder, shall be absolute, neither Distributor nor Memsic shall be liable to the other for failure or delay in performance of any obligation under this Agreement if such failure or delay is caused by circumstances not under the control of the performing party, including, but not limited to, failure resulting from force majeure, acts of God, public authorities, war, fire, flood or delays of suppliers and carriers, and neither party shall be liable to the other for indirect, special or consequential damages or for loss of profit, actual or anticipated. Memsic shall, in no event, be liable for any failure or delay to perform if such performance is in any way limited or prohibited by acts or edicts of the government of the United States.

14.	COMPLIANCE WITH LAW

Distributor shall comply with all applicable law, including, without limitation, the export control laws of the United States and the regulations which may be issued there under from time to time by the United States Department of Commerce, the United States Department of State, the Office of the Attorney General of the United States, and any other relevant governmental agency. Distributor shall also comply with the United States Foreign Corrupt Practices Act and shall indemnify Memsic for any failure to comply or violation of such Act by Distributor.

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15.	CONFIDENTIALITY

Each party (“Receiving Party”) agrees that it shall keep confidential all trade secrets and other proprietary information contained in documents furnished to it by the other party (“Disclosing Party”) and which are stamped “Confidential” or other words with the same import and that it will return to Disclosing Party, or at Disclosing Party’s option, destroy, all such documents upon expiration or termination, for any reason, of this Agreement. Receiving Party agrees that it shall cause each of its employees and agents to execute a confidentiality agreement, and that it will take all other steps necessary, to ensure the compliance of its employees and agents with this provision of this Agreement, and Receiving Party agrees that it will remain liable for the continued compliance of such persons, both during and subsequent to the Term.

16.	ENTIRE AGREEMENT

This agreement represents the entire distribution agreement between the parties. This Agreement merges and supersedes all prior distribution agreements between the parties and may not be amended or modified except by a written instrument signed by an authorized representative of each party. This Agreement does not supersede the AGREEMENT WITH REPRESENTATIVE that may be in place.

17.	ASSIGNMENT

This agreement may not be assigned in whole or in part or otherwise transferred by Distributor without the prior written consent of Memsic in each instance, and any such transfer or assignment without such prior written consent shall be null and void and of no effect whatsoever. If Distributor will assign this agreement to its holding/subsidiary entity, such consent shall not be unreasonably withheld.

18.	SEVERABILITY

If for any reason one or more provisions of this Agreement shall be held unenforceable or invalid, such unenforceability or invalidity shall not have the effect of rendering the other provisions of this Agreement unenforceable or invalid.

19.	APPLICABLE LAW

The existence, validity, construction, operation and effect of this Agreement and all of its term and provisions, shall be determined and construed in accordance with the laws of Delaware.

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20.	WAIVER

In the event that Distributor breaches any provision of this Agreement, no waiver thereof by Memsic shall result until a reasonable time after the officers of Memsic acquire actual knowledge that a breach has occurred, and thereafter, Memsic elects not to enforce the provisions of this Agreement. No waiver by Memsic of any provision of this Agreement shall operate as a waiver of any other provision hereof or of any subsequent breach by Distributor of the same or any other provision. Memsic’s consent or approval of any act by Distributor requiring Memsic’s consent or approval shall not be deemed to render unnecessary the obtaining of Memsic’s consent or approval of any subsequent act by Distributor, whether or not similar to the act so consented to or approval.

21.	NOTICES

Any notice required to be given hereunder shall be in writing and may be served personally or by facsimile, with a copy by overnight courier and shall be effective when first received. Each such notice shall be addressed as follows:

To Memsic:	Memsic Inc. 800 Turnpike Street, Suite 202
N. Andover, MA 01845
Attn: Evan C. Sanders
VP Worldwide Sales

To Distributor:	World Peace Industrial Co., Ltd.
No.76, Sec.1 Cheng Kung Road,
Nankang, Taipei, ROC
Attn:

22.	CONSENT

In each instance that the consent of a party hereto is required that consent shall be reasonably given unless this Agreement provides that the consent, granted or withheld, is at the sole discretion of the party from which consent is required.

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23.	EFFECTIVE DATE

This Agreement shall become effective as of the 5th day of January, 2005.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as written.

DATED:

January 5th, 2005

MEMSIC, INC.

By:	Evan C. Sanders
Signed:	/s/ Evan C. Sanders
Title:	Vice President, Worldwide Sales

Distributor: World Peace Industrial Co., Ltd.

By:	I. J. Hsu
Signed:	/s/ I. J. Hsu
Title:	Chief Marketing Officer

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APPENDIX “A”

LIST OF PRODUCTS

Attached to and forming part of the DISTRIBUTOR AGREEMENT dated January 5th, 2005 between Memsic of N. Andover, MA and Distributor.

Non-moving Product inventory or obsolete Product inventory of any product line or specific products identified below may be returned in accordance with the DISTRIBUTOR AGREEMENT.

PRODUCT LINES

All Standard Non-obsolete Products as listed on the Memsic Published Price list and website,

SPECIAL PRODUCTS

None

Memsic may, from time to time, expand, restrict, modify or otherwise change the PRODUCT LINES and/or SPECIFIC PRODUCTS for which Distributor is a distributor upon prior written notice and execution of an amendment to this Appendix “A”.

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APPENDIX “B”

TERRITORY

Attached to and forming part of the DISTRIBUTOR AGREEMENT dated January 5th, 2005 between Memsic of N. Andover, MA and Distributor.

Distributor’s Territory for the sale of Products is defined below:

China and Hong Kong

Taiwan

South East Asia (ASEAN + India)

Excluded Accounts:

Steelmate

Moslink

Inventec

CEC Wireless

Bird

Kunshan Keyuan Sensor System Co.

Nanjing Kangzhou Trading Co. Ltd.

No commissions will be paid by Memsic to DISTRIBUTOR on any orders or for any product shipped to the accounts and locations listed above. The DISTRIBUTOR shall not solicit orders for products at these accounts unless a design win has been registered by DISTRIBUTOR to Memsic and the production will occur at one of the facilities or companies listed above.

Memsic, may from time to time, expand, restrict, modify or otherwise change the Territory for which Distributor is distributor upon prior written notice and execution of an amendment to this Appendix “B”.

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EXHIBIT C

Sales Representative Commission Policy

The rep/distributor that is responsible for design win achievement for a specific opportunity shall be compensated in the following manner in the event manufacturing and procurement of the specific design win is transferred outside of the assigned territory (as defined in Section 1 of this Agreement) for procurement and or manufacturing or is purchased directly from Memsic.

1.	Memsic, at its discretion, shall post a design win registration for an approved design win.

2.	The commission rate for a design win is 5% of Point of Purchase revenue and awarded in the following fashion:

a.	60% for the design win location.

b.	40% for procurement and manufacturing location.

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